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[CREDIT SUISSE LOGO]                                               Exhibit 10.12




                                                               December 20, 2002


The Special Committee of the Board of Directors
Danielson Holding Corporation
767 Third Avenue
New York, NY 10017
Attention: David M. Barse


Dear David:

      This letter agreement (the "Agreement") will confirm the understanding between the Special Committee (the "Special Committee") of the Board of Directors of Danielson Holding Corporation ("DHC," and together with its subsidiaries, the "Company") and Credit Suisse First Boston Corporation and its affiliates, successors and assigns, as appropriate ("CSFB" or "we"), pursuant to which the Special Committee has retained CSFB to serve as its financial advisor, on the terms and subject to the conditions set forth herein, in connection with Restructuring Transactions and other matters referred to herein.

1. Certain Definitions. For the purposes of this Agreement, all defined references shall have the meanings as set forth herein (including the schedules hereto).

2. Services. The Special Committee hereby retains CSFB, and CSFB agrees to act, as financial advisor to the Special Committee, and, if appropriate and if requested by the Special Committee during the period prior to the Plan Presentation (as defined below), the Company and DHC's wholly-owned subsidiary, American Commercial Lines LLC (separately, and together with its subsidiaries and AC Lines LLC and American Commercial Lines Holdings LLC, "ACL"), in connection with all Restructuring Transactions and any other matters referred to herein. As used herein, "Restructuring Transaction" shall not include any sales of ACL stock or assets or ACL purchases of assets from third parties. As part of this engagement, CSFB will, as requested and appropriate:

      (a) assist and provide advisory and analytical support to the Special Committee and, as appropriate upon the Special Committee's request, the Company and ACL, in developing and evaluating a restructuring plan with respect to ACL (an "ACL
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Danielson Holding Corporation                                  December 20, 2002
Page 2

            Restructuring Plan") to be presented on December 27, 2002 (the "Plan Presentation") to the lenders under the Bank Facility (the "Bank Lenders");

      (b) after December 27, 2002, advise the Special Committee, as appropriate upon the Special Committee's request, with respect to any amendments or updates to the ACL Restructuring Plan;

      (c) if requested by the Special Committee and appropriate and customarily rendered by CSFB and consented to by CSFB in its sole discretion, render an opinion as to the fairness from a financial point of view to the Company of the consideration to be received or paid, as the case may be, in a proposed Restructuring Transaction that is the type of transaction for which CSFB customarily renders fairness opinions; provided, however, that the Company, Special Committee and/or ACL shall retain their own legal counsel and accountants for legal and tax advice. If we are requested to and it is appropriate and we agree to render an opinion, the nature and scope of our analysis as well as the form and substance of our opinion shall be such as we deem appropriate. If requested by you, our opinion shall be delivered in writing; and

      (d) perform such other financial advisory services as CSFB and the Special Committee may from time to time agree upon.

3. Compensation. As compensation for services rendered and to be rendered hereunder by CSFB, the Company and ACL agree, subject to the provisions of
      Section 3 below, to jointly and severally pay CSFB (or cause CSFB to be paid) non-refundable cash fees as follows:

      (a) If ACL completes a Restructuring Transaction, a transaction fee (the "Restructuring Fee"), payable immediately in immediately available funds upon completion of the first Restructuring Transaction, equal to $1,800,000. CSFB's engagement hereunder shall terminate upon the payment of such Restructuring Fee;

      (b) A fee of $1,000,000 (the "Opinion Fee") payable to CSFB upon rendering of an opinion, if any, pursuant to Section 2(b), to the Special Committee. The Opinion Fee will be fully creditable (to the extent paid) against the Restructuring Fee; and

      (c)   In addition to the compensation to be paid to CSFB as provided above, and without regard to whether any Restructuring Transaction is consummated, the Company and ACL shall jointly and severally pay to, or on behalf of CSFB, all out-of-pocket expenses (including all fees and expenses of CSFB's counsel if any, and any other advisor retained by CSFB (it being understood that the retention of any such advisor, other than legal counsel, will be made with the prior approval of the
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Danielson Holding Corporation                                  December 20, 2002
Page 3

            Company, which approval shall not be unreasonably withheld)) incurred by CSFB in connection with its services to be rendered hereunder.

4. Termination or Resignation. Subject to Section 9 hereof, CSFB's engagement hereunder may be terminated at any time by either CSFB or the Special Committee upon ten days' prior written notice thereof to the other party; provided, however, that in the event of any termination or expiration of CSFB's engagement hereunder, if at any time prior to the expiration of 12 months after any such termination or expiration (the "Extended Term") the Company or any Related Entity, including ACL, proceeds with any Restructuring Transaction, CSFB will continue to be entitled to receive the full amount of compensation provided for in Section 3 hereof as if CSFB had served as financial advisor or in any other specified role herein in connection therewith as though this Agreement had not been terminated or expired; and provided further that no termination or expiration of CSFB's engagement hereunder shall affect the Company's and ACL's obligations to jointly and severally pay CSFB promptly all fees accrued prior to such termination or expiration and reimburse all of CSFB's out-of-pocket expenses as described above, and to indemnify CSFB and certain related persons and entities as provided in Schedule I, and during the Extended Term only, the Company's obligations pursuant to Section 3 hereof.

5. Indemnity. As CSFB will be acting on behalf of the Special Committee, the Company and ACL, as appropriate and if requested by the Special Committee, the Company and ACL agree to indemnify the Indemnified Persons as set forth in Schedule I hereto, which is incorporated herein and made a part hereof.

6. Representations and Warranties of Company. The Company and ACL represent and warrant to CSFB that at the commencement, throughout the continuance, and at the consummation of each Restructuring Transaction

      (a)   Each of the Offer Documents will comply in all material respects with the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange
            Act"), and the Trust Indenture Act of 1939, as amended (the "TIA"
            and collectively with the Securities Act and the Exchange Act, the "Acts"), as such Acts may be applicable, and in each case the applicable rules and regulations of the Securities and Exchange Commission (the "Commission" or "SEC") thereunder, and with all material applicable rules or regulations of any governmental or regulatory authority or body, including applicable Blue Sky or similar securities laws or statutes, and no consent or approval of, or filing with, any governmental or regulatory authority or body is required in connection with the commencement or consummation of any such transaction, other than those consents or approvals which will have been obtained or any filing which will have been made prior to the consummation of each such transaction and other than notice filings
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Danielson Holding Corporation                                  December 20, 2002
Page 4

            which may be made after the consummation of such transaction without any adverse effect upon the Company and/or any Related Entity, including ACL;

      (b) None of the Offer Documents and no other report, filing, document, release or communication published or filed by or on behalf of the Company or any Related Entity, including ACL, in connection with any of such transactions will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

      (c) Any new securities offered in consideration of any Old Securities ("New Securities") that are debt instruments (the "New Debt Securities"), if any, and the indentures pertaining to the New Debt Securities and any supplemental indentures pertaining to any amendments to the Old Securities (together, the "Indentures") will be duly authorized by the Company and any other appropriate Related Entity, and when the Indentures are duly executed in accordance with such authorization and when the New Securities are issued, the Indentures and the New Debt Securities will be the legal, valid and binding obligations of the Company and/or any appropriate Related Entity, enforceable against the Company and/or any appropriate Related Entity in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and each of the New Securities and the Indentures, if any, will conform to the description thereof in the Offer Documents in all material respects;

      (d) The New Securities that are capital stock, if any, will be duly authorized by the Company and/or any Related Entity, including ACL and, when issued, will be validly issued, fully paid and non-assessable;

      (e) The New Debt Securities, if any, and the Indentures, if any, will comply in all material respects with the TIA;


      (f) The issuance of the New Securities and the consummation of the transactions contemplated by the Offer Documents will not result in a breach of any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, the Company's charter or bylaws or any material bond, note, debenture or other evidence of indebtedness or any material indenture, mortgage, deed of trust or other agreement or instrument to which the Company and/or any Related Entity, including ACL is a party or by which it or any of them is bound, or any order of any court or governmental agency or authority entered in any proceeding to which the
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Danielson Holding Corporation                                  December 20, 2002
Page 5

            Company and/or any Related Entity, including ACL was or is a party or by which it or any of them is bound, except as could not, singly or in the aggregate, have a material adverse effect on the properties, business, results of operations or condition (financial or otherwise) of the Company, taken as a whole;

      (g) This Agreement will be duly authorized and validly executed and delivered by the Company, ACL and the Special Committee and will constitute a legal, valid and binding agreement of the Company, ACL and the Special Committee enforceable against the Company and ACL in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnification and contribution under this Agreement may be limited by applicable law; and

      (h) In connection with any Restructuring Transaction purported by the Company to be made pursuant to a 3(a)(9) Offer, the Company has not paid and will not pay any commission or other remuneration, directly or indirectly, for soliciting or recommending such 3(a)(9) Offer to any soliciting broker, dealer, salesman, agent, employee or director of the Company, or any other person involved in any way on behalf of the Company in conflict with such Section 3(a)(9).

7. Further Covenants of the Company. The Company, ACL and the Special Committee agree as follows:

      (a) No advice or opinion rendered by CSFB, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, which shall not be unreasonably withheld or delayed. In addition, neither CSFB nor the terms of this engagement may be otherwise referred to without CSFB's prior written consent, which shall not be unreasonably withheld or delayed. The obligations of the Company, ACL and the Special Committee pursuant to this paragraph shall survive any termination of this Agreement or CSFB's engagement hereunder;

      (b)   In connection with CSFB's activities hereunder, the Company, ACL, and the Special Committee agree to furnish CSFB with all information concerning the Company and ACL, that CSFB reasonably deems appropriate and agrees to provide CSFB with reasonable access to its accountants, counsel, consultants and other appropriate agents and representatives. The Company, ACL and the Special Committee
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Danielson Holding Corporation                                  December 20, 2002
Page 6

            acknowledge that CSFB may rely upon the completeness and accuracy of information and data furnished to it by the Company's officers, directors, employees, agents and representatives without an independent verification of such information and data or an appraisal of the Company's assets;

      (c) The Company, ACL and the Special Committee acknowledge and agree that CSFB has been retained solely to provide the advice or services set forth in this Agreement. CSFB shall act as an independent contractor, and any duties of CSFB arising out of its engagement hereunder shall be owed solely to the Special Committee and to the Company and ACL, if CSFB provides services to the Company and ACL, upon request of the Special Committee;

      (d) If this Agreement becomes subject to approval by a United States Bankruptcy Court, concurrently with the filing of a chapter 11 petition (if applicable) the Company shall file a motion to approve the terms and conditions of this Agreement. The Company shall further act in good faith to obtain a hearing date as soon as practicable, subject to the Court's calendar, for approval of the terms and conditions of this Agreement, and shall further at such hearing use its best efforts to obtain approval of the terms and conditions of this Agreement; and

      (e) Nothing contained in this Agreement is intended to or shall impose or create any liability upon any officer or director of Company or ACL, or any person who is a member or ex officio member of the Special Committee for any fee, compensation, expense or indemnification liability whatever.

8. Confidentiality. Except to the extent authorized by the Special Committee, the Company, or ACL or required by any Federal or state law, rule or regulation or any decision or order of any court or regulatory authority, CSFB agrees that it will refrain from disclosing to any person, other than to holders of the Old Securities and their affiliates, representatives and agents and other than to agents, attorneys, accountants, employees, officers, and directors of CSFB who need to know the information in connection with CSFB's engagement hereunder, any confidential information which has not become public (other than through disclosure in violation of this Section 8), about the Company or ACL received by CSFB from the Company, ACL or their respective agents, attorneys or accountants in connection with the services rendered hereunder.

9. Survival of Certain Provisions. The compensation and expense reimbursement provisions contained in Section 3,the termination provisions contained in
      Section 4, this Section 9, the indemnity and contribution agreements contained in Section 5 and Schedule I of this Agreement and the representations and warranties of the Company contained in Section 6 of this Agreement shall remain operative and in full force and effect regardless of (a) any
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Danielson Holding Corporation                                  December 20, 2002
Page 7

      investigation made by or on behalf of CSFB or by or on behalf of any affiliate of CSFB, any Indemnified Person, or any person controlling any of them, (b) consummation of any Restructuring Transaction, or (c) any termination or expiration of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Special Committee, the Company, ACL, CSFB, the Indemnified Persons and any such person.

10. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to the Special Committee at 767 Third Avenue, New York, NY 10017, Attention: David M. Barse and to CSFB at 2121 Avenue of the Stars, Suite 3000, Los Angeles, CA 90067, Attention: Niron Stabinsky.

11. Construction. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements and shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed in such State, without regard to principles of conflict of laws. Each of CSFB, the Company and ACL irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement.

12. Severability. Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement.

13. Headings. The section headings in this Agreement have been inserted as a matter of convenience for reference and are not an effective part of this Agreement.

14. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Special Committee, ACL, the Company, CSFB and the other Indemnified Persons referred to in Section 4 and Schedule I hereof and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

16. Succession. This Agreement shall be binding upon and inure to the benefit of the Special Committee, ACL, the Company, CSFB, the Indemnified Persons and their respective successors, assigns, heirs and personal representatives.

17. Advertisements. The Company agrees that CSFB shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing their services to the Special Committee, the Company and ACL hereunder; provided, that (i)
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Danielson Holding Corporation                                  December 20, 2002
Page 8


      CSFB shall have submitted a copy of any such proposed advertisement to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed and (ii) the publication of such advertisement shall comply with applicable law.

18. Acknowledgements. CSFB is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, CSFB or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in the matters contemplated by this Agreement.
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Danielson Holding Corporation                                  December 20, 2002
Page 9


If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning to CSFB the duplicate copy of this letter. Thereupon this letter, as signed in counterpart, shall constitute our agreement on the subject matter herein.

                                          CREDIT SUISSE FIRST BOSTON CORPORATION


                                          By:/s/ Niron Stabinsky
                                             -------------------
                                             Niron Stabinsky
                                             Director

Confirmed and Agreed to:

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF DANIELSON HOLDING CORPORATION


By:/s/ David M. Barse
   ------------------
   David M. Barse




DANIELSON HOLDING CORPORATION


By:/s/ Paul F. Solomon
   ----------------------
   Name:  Paul F. Solomon
   Title: Executive VP and General Counsel


AMERICAN COMMERCIAL LINES LLC


By:/s/ Michael C. Hagan
   ------------------------
   Name:  Michael C. Hagan
   Title: President and CEO

                                   SCHEDULE I

      This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement"), dated December 20, 2002 by and between the Special Committee of the Board of Directors of Danielson Holding Corporation, Danielson Holding Corporation ("DHC"), American Commercial Lines LLC ("ACL" and collectively with DHC, the Company") and Credit Suisse First Boston Corporation ("CSFB").

      The Company agrees to indemnify and hold harmless CSFB, its affiliates and its parent and its affiliates, and the respective directors, officers, agents and employees of CSFB, its affiliates and its parent and its affiliates (CSFB and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, "Actions"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the offer documents referred to in the agreement (including any amendments thereof and supplements thereto) ("Offer Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or
(ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that, in the case of clause (ii) only, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person to the extent such Liabilities or Expenses are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above.

      Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company may assume the defense of any such Action including the employment of counsel reasonably satisfactory to CSFB. Any Indemnified Person shall have the
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right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company will not, without prior written consent of CSFB (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

      In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to CSFB, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and CSFB, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by CSFB pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to CSFB, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as
(a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to CSFB under this Agreement.

      The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except to the extent that Liabilities (and related Expenses) of the Company are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services in connection with subsection (ii) in the second paragraph of this Schedule I.

      The reimbursement, indemnity and contribution obligations of the Company set forth herein shall be joint and several shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement. Anything else in this Agreement notwithstanding, neither the reimbursement, indemnity and contribution obligations of the Company, nor any other obligations of the Company, set forth herein shall apply with respect to any Liabilities or Expenses arising out of the securities trading and brokerage activities referred to in Section 18 of the Agreement.

                                   SCHEDULE II

(a) the term "Old Securities" means (i) the senior secured credit facility entered into by American Commercial Lines LLC and American Commercial Lines Holdings LLC pursuant to a credit agreement dated June 30, 1998, as amended (the "Bank Facility"), and (ii) the 11 -1/4% Senior Notes due January 1, 2008 and the 12% Pay-In-Kind Senior Subordinated Notes due July 1, 2008 issued by American Commercial Lines LLC and ACL Capital Corp.;

(b) the term "Related Entities" shall mean each subsidiary and affiliate of the Company as of the date hereof and each corporation, partnership, or other entity formed after the date hereof by or on behalf of the Company in connection with, or for the purpose of effecting a Restructuring Transaction;

(c) the term "Restructuring Transactions" means, in one or a series of transactions, whether executed pursuant to a bankruptcy proceeding or not, any complete and partial acquisitions, refinancings, assumptions by a third party or third parties, repurchases, restructurings of, or any amendments or modifications to, any of the Old Securities by or on behalf of the Company and/or any Related Entity, whether or not involving an offer to purchase or exchange for cash, property, securities, indebtedness or other consideration, or a solicitation of consents, waivers or authorizations with respect thereto; and

(d) the term "Offer Documents" means each document that is filed with the Commission or that is otherwise made publicly available or that is sent or given to the holders of Old Securities in connection with any Restructuring Transaction (which may include, but is not limited to, the following: (i) offering circular(s), sales memoranda, private placement memoranda or other selling material, explanatory statement(s) filed with the SEC under the Securities Act, (ii) each registration statement, preliminary and final prospectus required to be filed with the SEC, (iii) each document required to be filed with the SEC pursuant to the provisions of the Exchange Act, pertaining to any Restructuring Transaction, and (iv) each appendix, attachment, amendment or supplement to any of the foregoing and all related documents, including but not limited to, each related letter of transmittal and each related letter to holders of Old Securities).